Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:	William P. Hornby, CPA
whornby@centurybank.com

Phone:	781-393-4630

Fax:	781-393-4071

CENTURY BANCORP, INC. ANNOUNCES RETIREMENT AND APPOINTMENT AS DIRECTOR EMERITUS OF BOARD MEMBER, MARSHALL I. GOLDMAN

Medford, MA, September 9, 2015— Marshall M. Sloane, Chairman of Century Bancorp, Inc. (NASDAQ:CNBKA) (www.centurybank.com) (“the Company”) today announced that Marshall I. Goldman, Ph.D. has retired as a voting member of Century Bank and Trust Company and Century Bancorp Inc.’s Boards of Directors, but will remain active as a Director Emeritus of both Boards.

Dr. Goldman, 85, has been a director of the Company since its organization in 1972. He was also a founding director of Century Bank and Trust Company in 1969. Currently, he is Professor Emeritus at Wellesley College.

“We owe a debt of gratitude to Marshall for his service since the Bank’s founding 46 years ago. During his tenure, our approach to banking has grown and evolved. His vision, values and commitment to the community combined with his experience as a professor and expertise in economics, have contributed greatly to the direction of our Company,” said Mr. Sloane.

The Company, through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-seven full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.

Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.